                                                                EXHIBIT 10.5.1


                                AMENDMENT NO. 1 TO
                      ORBCOMM SYSTEM PROCUREMENT AGREEMENT



         This Amendment No. 1 ("Amendment No. 1") to ORBCOMM System Procurement Agreement is entered into this 9th day of December, 1996 between ORBCOMM Global, L.P. ("ORBCOMM Global") and Orbital Sciences Corporation ("Orbital")

                                   WITNESSETH

         WHEREAS, the parties previously entered into ORBCOMM System Procurement Agreement dated as of September 12, 1995 (the "Procurement Agreement"); and

         WHEREAS, the parties wish to amend certain terms and conditions regarding the launch of two satellites on a Taurus Launch Vehicle;

         NOW THEREFORE, the parties agree as follows:


                            ARTICLE 1 - DEFINITIONS

         Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Procurement Agreement.


                             ARTICLE 2 - AMENDMENTS

         Section 2.1. The last sentence of Section 2.9 of the Procurement Agreement is deleted in its entirety and replaced with the following:

         In the event of the availability of the two Satellites and the Taurus Launch Vehicle for the upcoming GeoSat Follow-On ("GFO") mission, in accordance with the Statement of Work therefor, Orbital shall launch the two Satellites for a price of Eight Million Five Hundred Thousand Dollars ($8,500,000), the first milestone installment of which shall be due and payable immediately.

         Section 2.2. Section 3.1 of the Procurement Agreement is amended by adding a new subsection (c) immediately after subsection (b) that reads as follows:

         (c) Launch of two Satellites on the Taurus GFO Mission   $8,500,000


         Section 2.3. Section 5.1 of the Procurement Agreement is amended by adding a new subsection (e) immediately after subsection (d) that reads as follows:

                  (e) Delivery of the two high inclination orbit Satellites shall occur on intentional ignition of the Taurus Launch Vehicle as follows:

                  Deliverable                                Date
                  -----------                                ----

                  Satellites 25-26 (nominally FM 3-4)        May 1997


         Section 2.4. Section 7.1 of the Procurement Agreement is amended by adding a new subsection (d) immediately after subsection (c) that reads as follows:

                  (d) with respect to the two Satellites to be launched as a secondary payload on the Taurus Launch Vehicle for the GFO mission on intentional ignition of the Taurus Launch Vehicle. ORBCOMM shall not take title or have risk of loss with respect to such Taurus Launch Vehicle.


         Section 2.5. Article 8 of the Procurement Agreement is amended by adding a new Section 8.3 immediately after Section 8.2 that reads as follows:

                  Section 8.3 - Change Orders for Satellites to be Launched on Taurus Launch Vehicle. Notwithstanding the provisions of this Article 8, without the prior written consent of Orbital, ORBCOMM Global shall not be entitled to issue a change order that would have the effect of delaying the delivery date of two Satellites to be launched as a secondary payload on the Taurus Launch Vehicle for the GFO mission.


         Section 2.6. Article 10 of the Procurement Agreement shall be deleted in its entirety and replaced with the following:

                   ARTICLE 10 - SECONDARY PAYLOAD PROVISIONS

                  Section 10.1 - Launch of Two Satellites on Taurus Launch Vehicle. The two Satellites to be launched on the Taurus Launch Vehicle for the GFO mission are considered to be secondary payloads. The launch date and primary orbit characteristics of the mission are established and maintained by Ball Aerospace & Technologies Corporation, the primary payload customer ("Ball Aerospace"). Orbital shall inform ORBCOMM of any primary payload-caused delays to the launch date; provided that Orbital shall not be liable to ORBCOMM for any damages due to primary payload-caused launch delays; and provided further, that (a) in the event the orbit characteristics of the mission are changed such that the orbit desired by the primary payload customer is in ORBCOMM's opinion incompatible with the technical or other requirements of the ORBCOMM System, (b) if the primary payload size or weight makes it technically impossible or inappropriate for the Taurus Launch Vehicle to have a secondary payload, (c) Ball Aerospace desires and Orbital agrees to accelerate the launch date for the GFO mission to before May 15, 1997 and Orbital and ORBCOMM Global can not deliver the Satellites to meet such earlier launch date or (d) the Satellites are not ready to be launched (other than solely as a result of the failure of ORBCOMM Global to perform its obligations under this Agreement) when the Taurus Launch Vehicle is launched, ORBCOMM Global shall be entitled, without liability to Orbital, to cancel its exercise of the option to launch two Satellites on the Taurus Launch Vehicle, whereupon ORBCOMM Global shall be entitled to a prompt refund of any monies previously paid to Orbital in connection with exercise of the option to launch such two Satellites on the Taurus Launch Vehicle.


         Section 2.7. Article 12 of the Procurement Agreement shall be amended by adding a new Section 12.3 immediately after Section 12.2 that reads as follows:

                  Section 12.3 - Termination of the Primary Customer Contract. In the event Ball Aerospace terminates the Taurus Launch Vehicle for the GFO mission, Orbital shall promptly refund to ORBCOMM Global any monies previously paid to Orbital in connection with exercise of the option to launch two Satellites on the Taurus Launch Vehicle.


         Section 2.8. Article 15 of the Procurement Agreement shall be amended by adding a new Sections 15.6 and 15.7 immediately after Section 15.5 that reads as follows:

                  Section 15.6 - Launch of Two High Inclination Orbit Satellites. ORBCOMM Global shall be invited to attend all launch readiness reviews prior to the Taurus launch for the GFO mission. As the two high inclination orbit satellites are secondary payloads for the Taurus Launch Vehicle for the GFO mission, if any delays to the GFO launch are caused by the Satellites and the cause for such delay is not attributable to Orbital or within Orbital's control or due to its fault or negligence, ORBCOMM Global shall be responsible for all delay costs actually incurred by Orbital, including delay costs to Ball Aerospace, if any; provided however that in no event shall ORBCOMM Global be obligated to pay any delay costs or penalties in excess of $1,000,000 in the aggregate.

                  Section 15.7 - Miscellaneous Provisions Relating to Taurus Launch Vehicle GFO Mission. The parties acknowledge that the GFO Launch Services Agreement between Orbital and Ball Aerospace requires that, in the event Orbital flies a secondary payload on the GFO mission that the contract for such secondary payload contain certain terms and conditions. Accordingly, the Procurement Agreement is hereby modified to include the provisions set forth in Exhibit H but only to the extent specified therein.

         Section 2.9. Exhibit A, Part 2 of the Procurement Agreement shall be amended to add Section 4 immediately after Section 3 in the form of Exhibit A,
Part 2, Section 4 attached hereto.


         Section 2.10. Exhibit E to the Procurement Agreement shall be deleted in its entirety and replaced with Exhibit E attached to this Amendment No. 1.


SECTION 3 - MISCELLANEOUS

         Section 3.1. Except as otherwise provided in Exhibit H, this Amendment No. 1 shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, without giving effect to the provisions, policies or principles thereof related to choice or conflict of laws.

         Section 3.2. No changes to the Procurement Agreement are authorized hereby except as otherwise specified in this Amendment No. 1.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and year first above written.


                                  ORBCOMM GLOBAL, L.P.



                                  By:  /s/ ALAN L. PARKER
                                      ------------------------------------------
                                       Name:  Alan L. Parker
                                       Title: President



                                  ORBITAL SCIENCES CORPORATION



                                  By:   /s/ RICHARD J. HAMPTON
                                      ------------------------------------------
                                       Name:  Richard J. Hampton
                                       Title:  Senior Director, Contracts

                                                   EXHIBIT A, PART 2, SECTION 4






                      Statement of Work and Specifications


                                      For



                             ORBCOMM FM-3 and FM-4

                                Launch Services














                               December 11, 1996

1.       INTRODUCTION AND OBJECTIVES

This Statement of Work (SOW) describes the tasks to be performed by OSC Launch Systems Group (LSG) necessary to provide launch services for two of ORBCOMM Global's Low-Earth orbit satellites (known as FM-3 and FM-4) as secondary payloads on the Taurus Commercial Launch Vehicle (LV), specifically the Geosat Follow-On (GFO) mission. The intent of this contract is for the OSC/LSG to perform all tasks necessary to place the OSC/ASG furnished payloads into the required orbit as described in section 3.1.1 Mission Requirements.

All "TBD" items that are set forth in this SOW shall be provided by OSC/LSG within five business days of the execution of this Amendment No. 1 and shall be subject to ORBCOMM Global's reasonable review and approval.

1.2      LAUNCH VEHICLE SERVICES

OSC/LSG shall provide all the necessary management, personnel, services, hardware, equipment, documentation and facilities necessary to support mission analysis, processing, and integration; to test interfaces with the ORBCOMM satellite at the Vandenberg launch site and otherwise as mutually agreed; to successfully launch the ORBCOMM satellites into the specified orbit within the specified environmental constraints, to separate the ORBCOMM satellite from the LV, and to support post-flight analysis.

OSC/LSG shall provide the Commercial Taurus vehicle to supply the ORBCOMM launch services. The payload interface characteristics, payload environmental conditions, related services and other technical requirements are described in TD-2589, Taurus/ORBCOMM Interface Control Document (ICD), the terms of which shall be subject to ORBCOMM Global's review and reasonable approval.

2.       GENERAL BACKGROUND

The ORBCOMM System is a constellation of at least 26 gravity gradient stabilized satellites designed to relay VHF radio packets between ground users. This SOW covers the Taurus launch of two of these satellites as secondary payloads on the GFO mission.

2.1      APPLICABLE DOCUMENTS

The following documents will be provided to ORBCOMM Global for reference purposes only.

        2.1.1.   REFERENCE DOCUMENTS

        PRD Mission Annex (to be delivered within approximately two months of execution of Amendment No. 1).

        OR Mission Annex (to be delivered within approximately two months of execution of Amendment No. 1).

        Launch Checklist (to be delivered by April 30, 1997).

        Mission Constraints Document (to be delivered by April 30, 1997).

        2.1.2.    COMPLIANCE DOCUMENTS

        Both parties shall comply with the following documents, as they may be modified from time to time.

        DOCUMENT NUMBER                                 TITLE
        ---------------                                 -----

        EWR 127-1                           Eastern and Western Range Safety
                                            Requirements, March 1995

        SSD-TD-xxxx                         Payload Safety Design Criteria

        TD-2859                             Taurus/ORBCOMM Interface Control
                                            Document


3.      CONTRACTOR TASKS

OSC/LSG shall provide full launch services, including launch vehicle, interface engineering and coordination, operations planning and launch site processing.

3.1     TAURUS LAUNCH SERVICES

        3.1.1.   MISSION REQUIREMENTS

        The Taurus shall place the ORBCOMM satellites in the orbit per the requirements of Table 3-1.

        ------------------------------- ---------------------------------------
               PARAMETER                                 REQUIREMENT *
        ------------------------------- ---------------------------------------
           Payload Weight (lbs)                           200
        ------------------------------- ---------------------------------------
           Inclination (deg)                              108.044
        ------------------------------- ---------------------------------------
           Perigee (km)                                   778.7
        ------------------------------- ---------------------------------------
           Apogee (km)                                    790.1
        ------------------------------- ---------------------------------------
                     Table 3-1. Mission Orbit Requirements

        *Tolerances shall be as indicated in the ICD.

        3.1.2.   LAUNCH VEHICLE


        3.1.2.1. TAURUS PROGRAM MANAGEMENT

        OSC/LSG shall provide a single point of contact, the Taurus Program Manager, for all program-related matters. The Program Manager has full authority and responsibility for all program management, vehicle production, payload coordination and launch operations required to successfully conduct the program.

        3.1.2.2. MISSION INTEGRATION SERVICES

              3.1.2.2.1.   MANAGEMENT

              OSC/LSG shall provide a single point of contact, the Mission Manager, for all mission-related matters. The Mission Manager has full authority delegated to him/her within budget and schedule limits, and has full responsibility for scheduling and procuring the resources required to successfully conduct the mission.

              3.1.2.2.2.   SCHEDULE

              OSC/LSG shall perform procurement, analysis, integration and test activities consistent with the mission schedule.

              3.1.2.2.3.   DOCUMENTATION

              OSC/LSG shall prepare, edit, coordinate, and maintain the documents listed in Table 3-2 for the Taurus mission.

                --------------------------------------------------------------------------
                      ITEM                         DOCUMENT               DELIVERY DATES
                --------------------------------------------------------------------------
                        1       Preliminary Mission Analysis (PMA)            TBD
                --------------------------------------------------------------------------
                        2       PRD Mission Annex                             TBD
                --------------------------------------------------------------------------
                        3       Operations Requirements (OR)                  TBD
                --------------------------------------------------------------------------
                        4       Interface Control Document (ICD)              TBD
                --------------------------------------------------------------------------
                        5       Safety Data Package (SDP)                     TBD
                --------------------------------------------------------------------------
                        6       Final Mission Analysis (FMA)                  TBD
                --------------------------------------------------------------------------
                        7       Launch Checklists                             TBD
                --------------------------------------------------------------------------
                        8       Mission Constraints Document (MCD)            TBD
                --------------------------------------------------------------------------
                        9       Final Mission Report (FMR)                    TBD
                --------------------------------------------------------------------------
                        Table 3-2. Standard Taurus Mission Related Documents


              3.1.2.2.4.  ANALYSIS

              OSC shall perform the following analysis for the Taurus mission:

                  3.1.2.2.4.1.      PRE-LAUNCH ANALYSIS

                    1. Preliminary Mission Analysis supporting range resource requirements and mission compatibility.
                    2. Final Trajectory design analysis supporting the Mission Data Load, range safety tapes, and FMA.
                    3. Guidance analysis to determine dispersions and injection accuracies.
                    4. Stability and control analysis to characterize autopilot stability and aerodynamic parameters.
                    5. Launch Vehicle mass properties analysis and mass data maintenance.
                    6. Power systems analysis to support power budget and verify energy and load margins.
                    7. Link analysis to determine telemetry and flight termination system link margins.
                    8. Payload environmental analyses to define pre-launch and launch environments.


                  3.1.2.2.4.2       POST-LAUNCH ANALYSIS

                    1. Quick-look assessment within 48 hours after launch to include preliminary trajectory performance data, orbital accuracy estimates, system performance evaluations, and mission success assessments.
                    2. A final post-launch evaluation within eight weeks of launch to include actual trajectory, event times, environments, reduced telemetry data, and comparison studies with predicted performance.


              3.1.2.2.5.   WORKING GROUPS

              OSC/LSG shall maintain responsibility for launch vehicle mission-specific working groups. OSC/LSG shall organize, convene, and schedule the meetings, provide chairpersons or co-chairpersons, develop and coordinate meeting agendas, track action items, and gather and distribute all pre- and post-meeting materials such as view graphs, minutes and action items.

              The mission-specific working groups shall be responsible for:

              1. Ensuring compliance with range safety and other range related requirements.
              2. Identifying and obtaining range tracking, telemetry and command control services.
              3. Planning and implementing all ground and flight operations.
              4. Developing, coordinating, and releasing all safety documentation, and launch checklists.
              5. Developing, coordinating and presenting all required range safety and flight readiness reviews.
              6.     All  mission-specific analysis.
              7. Coordinating interface and support requirements for the payload and mission.
              8.     Mission-specific flight operations planning.
              9. Developing, coordinating, and releasing mission specific documentation: PRD Mission Annex, the OR Mission Annex and the Interface Control Document.


        3.1.3 PAYLOAD DESIGN PARAMETERS

        The Taurus program shall provide payload interface services and accommodations consistent with the specifications included in TD-2589, Taurus/ORBCOMM ICD. This ICD defines Taurus/ORBCOMM mechanical and electrical interfaces, payload environments, payload design constraints, and GSE interfaces.

        3.1.4 FACILITIES

        3.1.4.1. GROUND SUPPORT EQUIPMENT

        OSC/LSG shall provide the following standard ground support equipment:

        1. Equipment for transportation, delivery, loading and unloading of the Taurus vehicle.
        2.     Equipment for nominal integration and test of a Taurus vehicle.
        3. Equipment to maintain standard payload environmental control requirements.

        3.1.4.2. MISSILE ASSEMBLY BUILDING (MAB)

        OSC/LSG shall provide the MAB at the Vandenberg Air Force Base (VAFB) to support all standard launch vehicle processing and ORBCOMM integration services. OSC/LSG shall keep all MAB spaces in a visibly clean condition.

           3.1.4.2.1.      PAYLOAD INTEGRATION AREA

           OSC/LSG shall provide TBD ft2 of MAB floor space for payload checkout purposes. The integration area shall be made available to the payload no earlier than TBD days prior to launch. The payload integration area shall be equipped with or have access to the following services:

           1.      115 Vac/220 Vac, 3 phase power.
           2.      75 ft.-candles of illumination.
           3.      Full lightning protection.
           4.      Grounding.


        3.1.4.3. LAUNCH COMPLEX

        The Launch Complex will include the launch stand, umbilicals and pad. Launch control will be provided via the Launch Equipment Van (LEV) and Launch Support Van (LSV) operated by OSC/LSG personnel. OSC/LSG shall assist in the installation of ASG's payload checkout equipment in the LEV.

        3.1.5. LAUNCH OPERATIONS

        3.1.5.1. LAUNCH CONTROL ORGANIZATION AND DECISION PROCESS.

        OSC/LSG shall provide for a structured launch control organization. OSC/LSG shall also provide for a formal launch decision process to obtain coordinated status during launch operations. The process shall be structured such that all critical events and statuses are properly coordinated through the appropriate personnel. Note that as a secondary payload, OSC/ASG will report to the OSC/LSG Mission Director who, in turn, reports to the GFO Mission Director.

        3.1.5.2. LAUNCH CONTROL ROOM

        OSC/LSG shall provide for a launch control room during launch operations and mission dress rehearsals. The launch control room shall provide for two payload stations.

        3.1.6. PAYLOAD SERVICES DURING LAUNCH OPERATIONS

        3.1.6.1. PAYLOAD DELIVERY

        OSC/LSG shall support payload delivery to the MAB no earlier than TBD days prior to launch and no later than TBD days prior to launch. OSC/LSG services and equipment shall be made available on a non-interference basis to the payload to support delivery and off-loading operations.

        3.1.6.2. PAYLOAD PROCESSING AND CHECKOUT

        OSC/LSG shall maintain MAB and launch site management and test scheduling responsibilities throughout the entire launch operations cycle. All work performed in the MAB, GFO Payload Processing Facility, and launch site, shall be scheduled with the OSC/LSG Site Manager.

        OSC/LSG shall support and schedule any payload Range related or hazardous testing or operations conducted within these areas.

        OSC/LSG shall support the implementation of any Taurus/ORBCOMM integrated procedures developed by the mission working groups.

        3.1.6.3. TELEMETRY AND TRACKING

        OSC/LSG shall provide for Taurus telemetry and tracking services during powered flight through Range Loss of Signal. Telemetry to be provided with respect to the ORBCOMM satellites shall be as set forth in the ICD. Data shall be passed to the payload mission control console as determined by the mission working groups. Only the telemetry and tracking services required by Range Safety shall be deemed mandatory during Taurus launch operations.

                                   EXHIBIT E
                       PAYMENT SCHEDULE FOR TAURUS LAUNCH


Milestone                                                              Payment
---------                                                              -------

Amendment of Procurement Agreement
to Incorporate the Exercise of Taurus
Launch Option                                                          $500,000

Launch of Two Satellites Using
the Taurus Launch Vehicle                                              $450,000

Successful Launch                                                      $300,000

Launch Plus 25 Months                                                  $750,000

Launch Plus 37 Months                                                  $500,000

Launch Plus 49 Months                                                  $500,000

Launch Plus 61 Months                                                  $1,000,000

Launch Plus 67 Months                                                  $2,000,000

Launch Plus 72 Months                                                  $2,500,000

                                   EXHIBIT H
                    GFO MISSION SECONDARY PAYLOAD PROVISIONS

1.0 INTER-PARTY WAIVER OF LIABILITY. The parties stipulate and agree that the "Agreement for Waiver of Claims and Assumption of Responsibility" attached to this Exhibit H as Attachment H-1 is hereby incorporated into and made a part of this Agreement.

2.0  THIRD-PARTY LIABILITY AND INDEMNIFICATION

     2.1 PARTIES LIABLE FOR NEGLIGENCE. Unless specified otherwise herein, and only to the extent of its sole or partial primary fault or negligence, each party shall be wholly or concurrently liable for damages for bodily injury, as defined in Attachment H-1 of this Agreement, and property damage, as well as for any other damage, sustained by a third party which is caused by the sole or concurrent primary fault or negligence of such party, or by its property, resulting from any and all activities or circumstances in connection with this Agreement.

     2.2 ORBCOMM GLOBAL LIABLE FOR PAYLOAD. ORBCOMM Global shall be solely or partially liable for damages for bodily injury, as defined in Attachment H-1 of this Agreement, and property damage, as well as for any other damage, sustained by a third party, only to the extent such bodily injury and property damage is wholly or partially caused by any and all parts of the Satellites provided by ORBCOMM Global and not by the Launch Vehicle or by Orbital's activities or services in connection with this Agreement.

     2.3 ORBITAL LIABLE FOR LAUNCH VEHICLE AND FOR LAUNCH SERVICES. Orbital shall be solely or partially liable for damages for bodily injury, as defined in Attachment H-1 of this Agreement, and property damage, as well as for any other damage, sustained by a third party, only to the extent such bodily injury and property damage is wholly or partially caused by any and all parts of the Launch Vehicle, parts of the Satellites provided by Orbital or which arises out of or in connection with Launch Services under this Agreement and not by the parts of the Satellites provided by ORBCOMM Global or by ORBCOMM Global's activities or services under this Agreement.

     2.4 INDEMNIFICATION. In addition to the above provisions, and absent any established kind or degree of fault or negligence of ORBCOMM Global, Orbital shall indemnify and hold ORBCOMM Global harmless from and all loss, damage, liability or expense resulting from property damage and bodily injury, as defined in Attachment H-1 of this Agreement, caused to third parties, which damage or injury arises out of or in connection with the Launch Services provided or parts of the Satellites provided by Orbital under this Agreement, to the extent that said damage or injury is not covered by insurance or by indemnification provided by the U.S. Government.

3.0 GOVERNING LAW. The provisions of this Agreement relating to the rights and relationships among Ball Aerospace, Orbital and ORBCOMM Global relating to the launch by Orbital of two Satellites on the Taurus Launch Vehicle for the GFO Mission shall be governed by and construed in accordance with the laws of the State of California, United States of America, exclusive of that jurisdiction's choice of law rules; provided that any right or relationship between Orbital and ORBCOMM Global not involving Ball Aerospace shall be governed by Section 16.5 of this Agreement.

4.0 ARBITRATION. Notwithstanding Section 16.4 of this Agreement, any controversy or claim out of, or relating to, the rights and relationship among Ball Aerospace, Orbital and ORBCOMM Global, relating to the launch by Orbital of two Satellites on the Taurus Launch Vehicle for the GFO Mission, the following provisions shall apply:

     4.1 NOTICE OF ARBITRATION. If any controversy or claim out of, or relating to, this Agreement, or the breach thereof, fails to be resolved through negotiation within a period of sixty (60) days, then upon written notice by any party, such controversy or claim shall be settled by arbitration in accordance with the terms and conditions of this Section.

     4.2 ADMINISTRATION AND RULES. Arbitration proceedings in connection with this Agreement shall be administered by the American Arbitration Association in accordance with its then in effect Commercial Arbitration Rules, together with any relevant supplemental rules including, but not limited to, its Supplementary Procedures for Large, Complex Disputes and its Supplementary Procedures for International Commercial Arbitration, as modified by the terms and conditions of this Agreement.

     4.3 LANGUAGE. Arbitration proceedings in connection with this Agreement shall be conducted in the English language, provided that at the request and expense of any party, documents and testimony shall be translated into any language specified by the requesting party.

     4.4 SELECTION OF ARBITRATORS. Arbitration proceedings in connection with this Agreement shall be conducted before a panel of three (3) arbitrators. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to serve as an arbitrator on the panel, and within ten (10) days of their selection, the two arbitrators shall select a neutral third party arbitrator from a list of qualified persons provided by the American Arbitration Association. If the two arbitrators selected by the respective parties are unable or fail to agree upon the third arbitrator in the allotted time, then the third arbitrator shall be selected by the American Arbitration Association.

     4.5 LOCALE OF MEETINGS. All meetings for arbitration proceedings in connection with this Agreement shall be held in Salt Lake City, in the State of Utah, in the United States of America, or at such other place as may be selected by mutual agreement of all parties.

     4.6 INJUNCTIVE RELIEF. Any party to this Agreement may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the controversy or claim is otherwise resolved.

     4.7 DISCOVERY. The arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties.

     4.8 CONSOLIDATION. Arbitration proceedings in connection with this Agreement shall be consolidated with arbitration proceedings pending between a party and any subcontractor if the arbitration proceedings arise out of the same transaction or relate to the same subject matter and if such party and subcontractor are bound by an arbitration agreement which is substantially similar to that contained in this Agreement. If proceedings are consolidated, all references to party in this Section shall also mean subcontractor.

     4.9 AWARD AND JUDGMENT. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Subject to the foregoing, the parties agree that the judgment of the arbitrators shall be final and binding upon the parties, and that judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     4.10 CONFIDENTIALITY. Except as otherwise required by law, rule or regulation, no party or arbitrator may disclose the existence, content, or results of any arbitration proceedings in connection with this Agreement without prior written consent of all parties to the arbitration proceeding.

     4.11 FEES AND EXPENSES. All fees and expenses of any arbitration proceedings in connection with this Agreement shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of evidence.

     Any controversy or claim arising out of, or between Orbital and ORBCOMM Global not involving Ball Aerospace shall be governed by Section 16.4 of this Agreement.

                                 ATTACHMENT H-1

                                 AGREEMENT FOR
                              WAIVER OF CLAIMS AND
                          ASSUMPTION OF RESPONSIBILITY


THIS AGREEMENT is entered into this ___ day of ______________, 19__, by and among (Licensee) (the "Licensee"), (Customer) (the "Customer") and the Department of Transportation, on behalf of the United States (collectively, the "Parties"), to implement the provisions of Sections 16(a) (1) (C) and (D) of the Commercial Space Launch Act, as amended, 49 U.S.C. # 70114.et seq.(the "CSLA").

In consideration of the mutual releases and promises contained herein, the Parties hereby agree as follows:

1.       Definitions

         "Bodily Injury" means bodily injury, sickness, disease, disability, shock, mental anguish or mental injury sustained by any person, including death, and damages for care and loss of services resulting therefrom.

         "Contractors" and "Subcontractors" means contractors and subcontractors, respectively, at any tier, including suppliers of any kind, of any Party, that are involved in Licensed Launch Activities.

         "Customer" means the Customer and any person or entity to whom the Customer has sold, leased or assigned the Payload to be launched by the Licensee, or any part thereof.

         "License" means License No. ______ issued on ___________, 19__, by the Office of Commercial Space Transportation, Department of
         Transportation, to the Licensee, including any license orders issued in connection therewith.

         "Licensed Launch Activities" means the activities carried out under the License.

         "Licensee" means the Licensee and any permitted transferee.

         "Property Damage" means injury or damage to or destruction of, property, real or personal, including loss of use thereof.

         "United States" means the United States and its agencies involved in Licensed Launch Activities.

Except as otherwise defined herein, terms used herein and defined in the CSLA shall have the meanings therein contained.

2.       Waiver and Release of Claims

         a. Licensee hereby waives and releases claims it may have against Customer and the United States, and against their respective Contractors and Subcontractors, for any Property Damage it sustains and for any Bodily Injury or Property Damage sustained by its own employees, resulting from Licensed Launch Activities, regardless of fault.

         b. Customer hereby waives and releases claims it may have against Licensee and the United States, and against their respective Contractors and Subcontractors, for any Property Damage it sustains and for any Bodily Injury or Property Damage sustained by its own employees, resulting from Licensed Launch Activities, regardless of fault.

         c. The United States hereby waives and releases claims it may have against Licensee and Customer, and against their respective Contractors and Subcontractors, for any Property Damage it sustains, to the extent that claims it would otherwise have for such damage exceed the amount of insurance or demonstration of financial responsibility required under Section 16(a) (1) (B) of the CSLA, and for any Bodily Injury or Property Damage sustained by its own employees, resulting from Licensed Launch Activities, regardless of fault.

3.       Assumption of Responsibility

         a. Licensee and Customer shall each be responsible for any Property Damage it sustains or for any Bodily Injury or Property Damage, or for any claims whatsoever for such against any other Party to this Agreement or to an extension of this Agreement, sustained by its own employees, resulting from Licensed Launch Activities, regardless of fault.

         b. The United States shall be responsible for any Property Damage it sustains, to the extent that claims it would otherwise have for such damage exceed the amount of insurance or demonstration of financial responsibility required under Section 16(a) (1) (B) of the CSLA, or for any Bodily Injury or Property Damage, or for any claims whatsoever for such against any other Party to this Agreement or to any extension of this Agreement, sustained by its own employees, resulting from Licensed Launch Activities, regardless of fault.

4.       Extension of Assumption and Waiver

         a. Licensee shall extend the waiver and release of claims and the requirement of the assumption of responsibility as set forth in paragraphs 2(a) and 3(a), respectively, to its Contractors and Subcontractors by requiring them to waive and release all claims they may have against Customer and the United States, and against their respective Contractors and Subcontractors, and to agree to be responsible, for any Property Damage they sustain and for any Bodily Injury or Property Damage, or for any claims whatsoever for such against any other Party to this Agreement or to an extension of this Agreement, sustained by their own employees, resulting from Licensed Launch Activities, regardless of fault.

         b. Customer shall extend the waiver and release of claims and the requirement of the assumption of responsibility as set forth in Paragraphs 2(b) and 3(a), respectively, to its Contractors and Subcontractors by requiring them to waive and release all claims they may have against Licensee and the United States, and against their respective Contractors and Subcontractors, and to agree to be responsible, for any Property Damage they sustain and for any Bodily Injury or Property Damage, or for any claims whatsoever for such against any other Party to this Agreement or to an extension of this Agreement, sustained by their own employees, resulting from Licensed Launch Activities, regardless of fault.

         c. The United States shall extend the requirement of the waiver and release of claims and the assumption of responsibility as set forth in Paragraphs 2(c) and 3(b), respectively, to its Contractors and Subcontractors by requiring them to waive and release all claims they may have against Licensee and Customer, and against their respective Contractors and Subcontractors, and to agree to be responsible, for any Property Damage they sustain and for any Bodily Injury or Property Damage, or for any claims whatsoever for such against any other Party to this Agreement or to an extension of this Agreement, sustained by their own employees, resulting from Licensed Launch Activities, regardless of fault.

5.       Indemnification

         a. Licensee shall hold harmless and indemnify Customer and its directors, officers, servants, agents, subsidiaries, employees and assignees, or any of them, and the United States and its agencies, servants, agents, employees and assignees, or any of them, from and against any liability, loss or damage arising out of claims Licensee's Contractors and Subcontractors may have for Property Damage sustained by them and for Bodily Injury or Property Damage, or for any claims whatsoever for such against any other Party to this

             Agreement or to an extension of this Agreement, sustained by their employees, resulting from Licensed Launch Activities.

         b. Customer shall hold harmless and indemnify Licensee and its directors, officers, servants, agents, subsidiaries, employees and assignees, or any of them, and the United States and its agencies, servants, agents, employees and assignees, or any of them, from and against any liability, loss or damage arising out of claims Customer's Contractors and Subcontractors may have for Property Damage sustained by them and for Bodily Injury or Property Damage, or for any claims whatsoever for such against any other Party to this Agreement or to an extension of this Agreement, sustained by their employees, resulting from Licensed Launch Activities.

         c. To the extent provided in advance in appropriations acts or to the extent there is enacted additional legislative authority to provide for the payment of claims, the United States shall hold harmless and indemnify Licensee and Customer and their respective directors, officers, servants, agents, subsidiaries, employees and assignees, or any of them, from and against any liability, loss or damage arising out of claims the United State's Contractors and Subcontractors may have for Property Damage sustained by them and for Bodily Injury or Property Damage, or for any claims whatsoever for such against any other party to this Agreement or to an extension of this Agreement, sustained by their employees, resulting from Licensed Launch Activities.

6.       CSLA Section 15(c) Assurances

         Notwithstanding any provision of this Agreement to the contrary, Licensee shall hold harmless and indemnify the United States and its agencies, servants, agents, employees and assignees, or any of them, from and against any liability, loss or damage arising out of claims for Bodily Injury or Property Damage, resulting from Licensed Launch Activities, regardless of fault, except to the extent that: (i) as provided in Section 7(b) hereof, claims result from willful misconduct of the United States or its agents; (ii) claims for Property Damage sustained by the United States exceed the amount of insurance or demonstration of financial responsibility required under Section 16(a)
         (1) (B) of the CSLA; or (iii) claims by a third party for Bodily Injury or Property Damage exceed the amount of insurance or demonstration of financial responsibility under Section 16(a) (1) (A), and do not exceed $1,500,000,000 (as adjusted for inflation) above such amount, and are payable pursuant to the express provisions of
         Section 16(b) of the CSLA.

7.       Miscellaneous

         a. Nothing contained herein shall be construed as a waiver or release by Licensee, Customer or the United States of any claim by any employee of

             Licensee, Customer or the United States, respectively, or any member of the Armed Forces of the United States, for Bodily Injury or Property Damage, resulting from Licensed Launch Activities.

         b. Notwithstanding any provision of this Agreement to the contrary, any waiver, release, assumption of responsibility or agreement to indemnify herein shall not apply to claims for Bodily Injury or Property Damage resulting from willful misconduct of any of the Parties, the Contractors and Subcontractors of any of the Parties and, in the case of Licensee and Customer and the respective Contractors and Subcontractors of each of the parties, the directors, officers, agents and employees of any of the foregoing, and, in the case of the United States, its agents.